March 2015 Term Sheet No. 2373 Registration Statement No. 333-184193 Dated March 6, 2015 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED INVESTMENTS
Callable Leveraged Steepener Notes due March 27*, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate
Unless redeemed by us, the notes will pay interest quarterly in arrears for the first year at a fixed rate of 10.00% per annum and thereafter at a rate per annum equal to the product of (i) the applicable Multiplier and (ii) the value of the spread between the 30-Year Constant Maturity Swap (“CMS”) Rate and the 2-Year CMS Rate minus 0.875%, subject to the Maximum Interest Rate of 10.00% per annum and the Minimum Interest Rate of 0.00% per annum. The Multiplier is 10.0 from year 2 to year 11 and 20.0 from year 12 to maturity. The notes provide an above-market interest rate in the first year, but, after the first year, if the 30-Year CMS Rate does not exceed the 2-Year CMS Rate by more than 0.875% on any Interest Determination Date, you will receive no interest during the affected Interest Period.  We have the right to redeem the notes, in whole but not in part, each year on March 27th*, beginning on March 27*, 2016. Therefore, the term of the notes could be as short as one year. The notes are senior unsecured obligations of Deutsche Bank AG. Any payment on the notes is subject to the credit of the Issuer.
KEY TERMS
Issuer:	Deutsche Bank AG, London Branch
Aggregate Principal Amount:	$
Principal Amount:	$1,000
Issue Price:	At variable prices
Trade Date:	March , 2015
Settlement Date:	March 27*, 2015
Maturity Date:	March 27*, 2035
Payment at Maturity:
Unless the notes are redeemed earlier by us, you will receive on the Maturity Date a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued and unpaid interest. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the first following day that is a Business Day, but no adjustment will be made to the interest payment made on such following Business Day. Any payment at maturity is subject to the credit of the Issuer.

Interest Rate:
Interest will be paid quarterly in arrears at the applicable Interest Rate set forth below on each Interest Payment Date, based on an unadjusted 30/360 day count convention. Interest will no longer accrue or be payable following the relevant Redemption Date.
•     For the first four Interest Periods from and including the Settlement Date to but excluding March 27*, 2016, the Interest Rate will be 10.00% per annum.
•     For each subsequent Interest Period, the applicable Interest Rate will be determined by the Calculation Agent on the relevant Interest Determination Date based on the following formula:
Interest Rate = applicable Multiplier x (Spread – Fixed Percentage Amount), subject to the Maximum Interest Rate and the Minimum Interest Rate
After the first year, if the 30-Year CMS Rate does not exceed the 2-Year CMS Rate by more than 0.875% on any relevant Interest Determination Date, you will receive no interest on your notes for the relevant Interest Period, regardless of whether the Spread is greater than 0.875% during the relevant Interest Period. Furthermore, after the first year, the applicable Interest Rate will be subject to the Maximum Interest Rate of 10.00% per annum.

Multiplier:	For the Interest Periods from March 27*, 2016 to March 27*, 2026, 10.0; For the Interest Periods from March 27*, 2026 to March 27*, 2035, 20.0.
(Key Terms continued on the next page)
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 8 in this term sheet.
Commissions and Issue Price:	Price to Public(1)	Maximum Discounts and Commissions(2)	Minimum Proceeds to Us
Per note:	At variable prices	$35.00	$965.00
Total:	At variable prices	$	$
(1)
The notes will be offered from time to time in one or more negotiated transactions at variable prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970.00 or more than $1,000.00 per $1,000 Principal Amount of notes. See “Selected Risk Considerations — Variable Price Reoffering Risks.”

(2)
Deutsche Bank Securities Inc. (“DBSI”) or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley & Co. LLC (“MS & Co.”), of up to $35.00 per $1,000 Principal Amount of notes depending on market conditions. For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.

DBSI, an agent for this offering, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $900.00 to $930.00 per $1,000 Principal Amount of notes, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on page 3 of this term sheet for additional information.
By acquiring the notes, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures” on page 4 of this term sheet for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.
You should read this term sheet together with the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part, prospectus dated September 28, 2012 and prospectus addendum dated December 24, 2014, each of which can be accessed via the hyperlinks below.
Prospectus supplement: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf
Prospectus: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf
Prospectus addendum: http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

(Key Terms continued from previous page)
Interest Period:	The period from (and including) a scheduled Interest Payment Date, or the Settlement Date in the case of the first Interest Period, to (but excluding) the following Interest Payment Date.
Interest Determination Dates:	For each Interest Period commencing on or after March 27*, 2015, two U.S. Government Securities Business Days prior to the first day of such Interest Period.
Interest Payment Dates*:
The 27th of each March, June, September and December, beginning on June 27th, 2015 and ending on the Maturity Date. If any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day, but no adjustment will be made to the interest payment made on such following Business Day.

Spread:	The 30-Year CMS Rate minus the 2-Year CMS Rate. See the “The CMS Rates” below for additional information on how the CMS Rates are calculated.
Maximum Interest Rate:	10.00% per annum
Minimum Interest Rate:	0.00% per annum
Fixed Percentage Amount:	0.875%
Early Redemption at Issuer’s Option:
We may, in our sole discretion, redeem your notes in whole, but not in part, on any Redemption Date for an amount in cash, per $1,000 Principal Amount of notes, equal to $1,000 plus any accrued but unpaid interest to but excluding the applicable Redemption Date. If we decide to redeem the notes, we will give you notice not less than five (5) Business Days prior to the applicable Redemption Date. If the Redemption Date is not a Business Day, the Redemption Date will be the first following day that is a Business Day, but no adjustment will be made to the interest payment made on such following Business Day.

Redemption Dates:	March 27th* of each year beginning on March 27*, 2016
Business Day:
Any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

U.S. Government Securities Business Day:
Any day, other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CUSIP/ISIN:	25152RYF4 / US25152RYF45
Listing:	The notes will not be listed on any securities exchange.
Settlement:	Delivery of the notes in book-entry form only will be made through The Depository Trust Company (“DTC”)
Selected dealer:	Morgan Stanley & Co. LLC
* Expected. In the event that we make any change to the expected Settlement Date, the Maturity Date, the Redemption Dates and the Interest Payment Dates may be changed so that the stated term of the notes remains the same.

March 2015	Page 2

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Principal Amount of the notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis.

March 2015	Page 3

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the notes to another entity, the amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the notes, you:

•
are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; (iii) and that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•
waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and

•
will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested DTC and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

March 2015	Page 4

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

Additional Terms Specific to the Notes

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and “Risk Factors” in the accompanying prospectus supplement and prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this term sheet nor the accompanying prospectus supplement, prospectus or prospectus addendum nor any sale made hereunder implies that there has been no change in our affairs or that the information in this term sheet and accompanying prospectus supplement, prospectus and prospectus addendum is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this term sheet and the accompanying prospectus supplement, prospectus and prospectus addendum and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

March 2015	Page 5

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

Hypothetical Examples

The table and hypothetical examples set forth below illustrate how the interest payments on the notes are calculated after the first year using the applicable Multiplier, the Fixed Percentage Amount of 0.875%, the Maximum Interest Rate of 10.00% per annum and the Minimum Interest Rate of 0.00% per annum. The actual interest payments on the notes after the first year will be determined on the relevant Interest Determination Dates. For purposes of these examples, we have assumed that the notes are not being redeemed prior to the Maturity Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Table 1. From Year 2 to Year 11

30-Year CMS Rate	2-Year CMS Rate	Spread	Multiplier of 10.0 x (Spread – Fixed Percentage Amount)	Applicable Interest Rate (per annum)	Hypothetical Interest Payment (per $1,000 Principal Amount of notes)
1.375%	1.500%	-0.125%	-10.00%	0.00%	$0.00
2.975%	2.100%	0.875%	0.00%	0.00%	$0.00
3.025%	1.750%	1.275%	4.00%	4.00%	$10.00
4.325%	2.250%	2.075%	12.00%	10.00%	$25.00

Table 2. From Year 12 to Maturity

30-Year CMS Rate	2-Year CMS Rate	Spread	Multiplier of 20.0 x (Spread – Fixed Percentage Amount)	Applicable Interest Rate (per annum)	Hypothetical Interest Payment (per $1,000 Principal Amount of notes)
1.375%	1.500%	-0.125%	-20.00%	0.00%	$0.00
2.975%	2.100%	0.875%	0.00%	0.00%	$0.00
3.025%	1.750%	1.275%	8.00%	8.00%	$20.00
4.325%	2.250%	2.075%	24.00%	10.00%	$25.00

The following hypothetical examples illustrate how the hypothetical interest payments set forth in Table 1 above are calculated. The interest payments on the notes in Table 2 are calculated in the same manner as the examples below except the applicable Multiplier is 20.0 instead of 10.0.

Example 1: If on the Interest Determination Date for the relevant Interest Period the value of the 30-Year CMS Rate is 1.375% and the 2-Year CMS Rate is 1.500%, the Spread for the corresponding Interest Period would be -0.125% and the applicable Interest Rate would be 0.00%, calculated as follows:

Interest Rate	=	Multiplier x (Spread – Fixed Percentage Amount), subject to the Maximum Interest Rate and the Minimum Interest Rate
	=	10.0 x (-0.125% – 0.875%), subject to the Maximum Interest Rate of 10.00% and the Minimum Interest Rate of 0.00%
	=	-10.00%, subject to the Minimum Interest Rate of 0.00%
	=	0.00%

In this case, because the value of the Multiplier multiplied by the difference between the Spread and the Fixed Percentage Amount results in a per annum rate of -10.00%, which is less than the Minimum Interest Rate of 0.00%, the applicable Interest Rate for the corresponding Interest Period would be 0.00%, and you would receive no interest payment on the relevant Interest Payment Date.

Example 2: If on the Interest Determination Date for the relevant Interest Period the value of the 30-Year CMS Rate is 2.975% and the 2-Year CMS Rate is 2.100%, the Spread for the corresponding Interest Period would be 0.875% and the applicable Interest Rate would be 0.00%, calculated as follows:

Interest Rate	=	Multiplier x (Spread – Fixed Percentage Amount), subject to the Maximum Interest Rate and the Minimum Interest Rate
	=	10.0 x (0.875% – 0.875%), subject to the Maximum Interest Rate of 10.00% and the Minimum Interest Rate of 0.00%
	=	0.00%

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Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

In this case, because the difference between the Spread and the Fixed Percentage Amount is 0.00%, the applicable Interest Rate is equal to 0.00% and you will receive no interest payment on the relevant Interest Payment Date.

Example 3: If on the Interest Determination Date for the relevant Interest Period the 30-Year CMS Rate is 3.025% and the 2-Year CMS Rate is 1.750%, the Spread for the corresponding Interest Period would be 1.275% and the applicable Interest Rate would be 4.00%, calculated as follows:

Interest Rate	=	Multiplier x (Spread – Fixed Percentage Amount), subject to the Maximum Interest Rate and the Minimum Interest Rate
	=	10.0 x (1.275% – 0.875%), subject to the Maximum Interest Rate of 10.00% and the Minimum Interest Rate of 0.00%
	=	4.00%

In this case, because the value of the Multiplier multiplied by the difference between the Spread and the Fixed Percentage Amount results in a per annum rate of 4.00%, which is greater than the Minimum Interest Rate of 0.00% but less than the Maximum Interest Rate of 10.00%, the applicable Interest Rate would be 4.00% and you will receive an interest payment of $10.00 per $1,000 Principal Amount of notes on the relevant Interest Payment Date.

Example 4: If on the Interest Determination Date for the relevant Interest Period the 30-Year CMS Rate is 4.325% and the 2-Year CMS Rate is 2.250%, the Spread for the corresponding Interest Period would be 2.075% but the applicable Interest Rate for the corresponding Interest Period would nevertheless be only 10.00%, calculated as follows:

Interest Rate	=	Multiplier x (Spread – Fixed Percentage Amount), subject to the Maximum Interest Rate and the Minimum Interest Rate
	=	10.0 x (2.075% – 0.875%), subject to the Maximum Interest Rate of 10.00% and the Minimum Interest Rate of 0.00%
	=	12.00%, subject to the Maximum Interest Rate of 10.00%
	=	10.00%

In this case, because the value of the Multiplier multiplied by the difference between the Spread and the Fixed Percentage Amount results in a per annum rate of 12.00%, which is greater than the Maximum Interest Rate of 10.00%, the applicable Interest Rate would be 10.00% and you will receive an interest payment of $25.00 per $1,000 Principal Amount of notes on the relevant Interest Payment Date.

March 2015	Page 7

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

Selected Risk Considerations

An investment in the notes involves risks. This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus addendum.

▪
After the first year, the notes are subject to interest payment risk based on the Spread — Investing in the notes is not equivalent to investing in securities directly linked to the CMS rates or the Spread. Instead, the applicable Interest Rate after the first year is equal to the product of (a) the applicable Multiplier, and (b) the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate minus the Fixed Percentage Amount of 0.875%, subject to the Maximum Interest Rate of 10.00% per annum and the Minimum Interest Rate of 0.00% per annum. The Multiplier is 10.0 from year 2 to year 11 and 20.0 from year 12 to maturity. Accordingly, the amount of interest payable on the notes is dependent on the applicable Multiplier and whether, and the extent to which, the Spread minus the Fixed Percentage Amount is greater than the Minimum Interest Rate and less than the Maximum Interest Rate. If, after the first year, the 30-Year CMS Rate does not exceed the 2-Year CMS Rate by more than 0.875% on any relevant Interest Determination Date, you will receive no interest on your notes for the relevant Interest Period, regardless of whether the Spread is greater than 0.875% during the relevant Interest Period. It is possible that the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate will stay below 0.875% for more than one Interest Determination Date, which means you will not receive any interest payment on your notes for a significant period of time. If the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate is equal to or less than 0.875% on every Interest Determination Date, you will not receive any interest payment on your notes after the first year. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

▪
In no event will the Interest Rate on the notes exceed the Maximum Interest Rate — The Maximum Interest Rate on the notes for the Interest Periods after the first year is limited to the Maximum Interest Rate of 10.00% per annum. Even if the product of (a) the applicable Multiplier and (b) the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate minus the Fixed Percentage Amount of 0.875% is greater than the Maximum Interest Rate, the notes will bear interest for such Interest Period only at that rate. The Maximum Interest Rate may be lower than the interest rates for similar debt securities then prevailing in the market, which will adversely affect the value of your notes.

▪
An investment in the notes may be riskier than an investment in notes with a shorter term — The notes have a term of twenty years, subject to our right to redeem the notes on March 27th of each year, beginning on March 27, 2016. By purchasing notes with a longer term, you will have greater exposure to the risk that the value of the notes may decline due to such factors as inflation, rising interest rates and changes in the constant maturity swap (“CMS”) rate yield curve.  If market interest rates rise during the term of the notes, the Interest Rate on the notes may be lower than the interest rates for similar debt securities then prevailing in the market.  If this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of earning a lower return than you could earn on other investments until the Maturity Date and the risk that the value of your notes will decline.

▪
The notes may be redeemed prior to the Maturity Date — We may, in our sole discretion, redeem the notes in whole but not in part on March 27th of each year, beginning on March 27, 2016. We are more likely to redeem the notes during periods when interest on the notes is likely to accrue at a rate greater than what we would pay on a comparable debt security of ours with a maturity comparable to the remaining term of the notes.  If we redeem the notes, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪
You may not benefit from the higher Multiplier if the notes are redeemed by us on or prior to March 27, 2026 — Because we have the right to redeem the notes beginning on March 27th, 2016, the term of the notes could be as short as one year. You will not benefit from the higher Multiplier of 20.0 if we exercise our right to redeem the notes on or prior to March 27, 2026. When determining whether to invest in the notes, you should consider, among other things, the overall Interest Rates of the notes as compared to the interest rates of other equivalent investment alternatives rather than the higher Multiplier after the eleventh year following the issuance of the notes.

▪
Variable price reoffering risks — We propose to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise; provided, however, that such price will not be less than $970.00 or more than $1,000.00 per $1,000 Principal Amount of notes. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from DBSI or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors beyond our control.

▪
The notes are subject to the credit of Deutsche Bank AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche

March 2015	Page 8

Callable Leveraged Steepener Notes due March 27, 2035
Based on the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate

Bank AG will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

▪
The notes may be written down, be converted or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the notes being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the notes; converting the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the notes to another entity, amending the terms and conditions of the notes or cancelling of the notes. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

▪
The Issuer’s estimated value of the notes on the Trade Date will be less than the issue price of the notes — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

▪
If the CMS rates change, the value of your notes may not change in the same manner — Your notes may trade quite differently from the spread of the CMS rates. Changes in the spread of the CMS rates may not result in a comparable change in the value of your notes.

▪
The Spread will be affected by a number of factors — After the first year, the amount of interest, if any, payable on the notes will depend primarily on the CMS rates and the Spread on the applicable Interest Determination Date. A number of factors can affect the Spread by causing changes in the relative values of the CMS rates including, but not limited to:

o	changes in, or perceptions about, future CMS rates;

o	general economic conditions;

o	prevailing interest rates; and

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o	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have adversely affect the return on the notes and the value of the notes.

▪
Past performance of the CMS rates is no guide to future performance — The actual performance of the Spread over the term of the notes may bear little relation to the historical performance of the Spread and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Spread.

▪
Assuming no changes in market conditions and other relevant factors, the price you may receive for your notes in secondary market transactions would generally be lower than both the issue price and the Issuer’s estimated value of the notes on the Trade Date — While the payment(s) on the notes described in this term sheet is based on the full Principal Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.

▪
The notes are not designed to be short-term trading instruments — The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the notes. The potential returns described in this term sheet assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

▪
The notes will not be listed and there will likely be limited liquidity — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes.  We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you.  We expect that some dealers may act as market-makers for the notes they offer, but none of them is required to do so and they may cease such market-making activities at any time.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the Spread has increased since the Trade Date.

▪
The value of the notes will be affected by a number of unpredictable factors — While we expect that, generally, the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

o	the volatility of the Spread between the 30-Year CMS Rate and the 2-Year CMS Rate;

o	changes in the CMS rate yield curves;

o	the time remaining to the maturity of the notes;

o	trends relating to inflation;

o	interest rates and yields in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings, financial condition or results of operations.

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▪
Trading and other transactions by us, a dealer or our or its affiliates, may impair the value of the notes — We, a dealer or our or its affiliates expect to hedge our exposure from the notes. Although it is not expected to, such hedging activity by us or other hedging parties may adversely affect the Interest Rates and, therefore, the value of the notes. In addition, we or the other hedging parties expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or the other hedging parties’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that we or the other hedging parties could receive substantial returns from these hedging activities while the value of the notes decline.  We or the other hedging parties may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the CMS rates. Introducing competing products into the marketplace in this manner could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes. Furthermore, if you purchase the notes from a dealer or its affiliates and such dealer or its affiliates conduct trading and hedging activities for us in connection with the notes, such dealer or its affiliates may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that such dealer or its affiliates receive for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for such dealer or its affiliates to sell the notes to you in addition to any compensation it would receive for the sale of the notes.

▪
We, a dealer or our or its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could adversely affect the CMS rates, the Spread and the value of the notes — We, a dealer or our or its affiliates a may publish research from time to time on movements in interest rates and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, a dealer or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Interest Rates.

▪
Potential conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. Any determination by the Calculation Agent could adversely affect the return on the notes.

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Historical Information

The first graph below shows the historical performance of the 30-Year CMS Rate and the 2-Year CMS Rate from March 5, 2005 through March 5, 2015. As of March 5, 2015, the 30-Year CMS Rate was 2.62% and the 2-Year CMS Rate was 0.90%. The second graph shows the historical Spread between the 30-Year CMS Rate and the 2-Year CMS Rate from March 5, 2005 through March 5, 2015. As of March 5, 2015, the Spread was 1.72%.

We obtained the various historical rates for the 30-Year CMS Rate and the 2-Year CMS Rate from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical rates of the 30-Year CMS Rate and the 2-Year CMS Rate should not be taken as an indication of future performance, and no assurance can be given as to the future movements of the 30-Year CMS Rate and the 2-Year CMS Rate during the term of the notes. In order for you to earn any interest after the first year, the Spread must be greater than the Fixed Percentage Amount of 0.875%. The Spread has been less than the Fixed Percentage Amount for an extended period of time in the past 10 years. We cannot give you assurance that the Spread will be greater than the Fixed Percentage Amount on any Interest Determination Date during the 20-year term of your notes. If the Spread is less than or equal to the Fixed Percentage Amount on all Interest Determination Dates, you will not receive any interest payments after the first year.

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The CMS Rates

The “30-Year CMS Rate” for any U.S. Government Securities Business Day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 30 years, published on Reuters page ISDAFIX3 at 11:00 a.m., New York time. If the 30-Year CMS Rate does not appear on Reuters page ISDAFIX3 on such day, the 30-Year CMS Rate for such day shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by five banking institutions selected by the Calculation Agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant manner at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. In such an event, the 30-Year CMS Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. The 30-Year CMS Rate for any day which is not an U.S. Government Securities Business Day will be the 30-Year CMS Rate as in effect on the immediately preceding U.S. Government Securities Business Day.

The “2-Year CMS Rate”: for any U.S. Government Securities Business Day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 2 years, published on Reuters page ISDAFIX3 at 11:00 a.m., New York time. If the 2-Year CMS Rate does not appear on Reuters page ISDAFIX3 on such day, the 2-Year CMS Rate for such day shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by five banking institutions selected by the Calculation Agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant manner at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. In such an event, the 2-Year CMS Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. The 2-Year CMS Rate for any day which is not an U.S. Government Securities Business Day will be the 2-Year CMS Rate as in effect on the immediately preceding U.S. Government Securities Business Day.

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Additional Information about the Notes

Additional Provisions:
General:
The notes are our Series A global notes referred to in the accompanying prospectus supplement, prospectus and prospectus addendum. The notes will be issued by Deutsche Bank AG, London Branch under an indenture among us, the Trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar. In addition, the Trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.
The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations to be preferred by law.
The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

Trustee:	Law Debenture Trust Company of New York
Denominations:	Minimum denominations of $1,000 and integral multiples thereof
Minimum Ticketing Size:	$1,000 per $1,000 Principal Amount of notes
Payments on the Notes:
We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date (or the applicable Redemption Date) funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.
Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Tax Considerations:
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments,” with the tax consequences described under “—CPDI Notes,” on page PS-40 of the accompanying prospectus supplement. Under this treatment, regardless of your method of tax accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us (with certain adjustments to reflect the difference, if any, between the actual and projected amounts of the contingent payments on the notes (as set forth in a “projected payment schedule” to be determined by us, which you may obtain as described below), and certain additional adjustments if the notes are purchased for an amount that differs from the issue price). Any income recognized upon a taxable disposition of the notes generally will be treated as interest income for U.S. federal income tax purposes.

Because the notes may be offered to investors at variable prices, the “issue price” of the notes for U.S. federal income tax purposes is uncertain. We intend to treat the issue price as $1,000 for each $1,000 principal amount note, and to determine the projected payment schedule accordingly. You should consult your tax adviser regarding the uncertainty with respect to the notes’ issue price, including the tax consequences to you if the actual issue price of the notes for U.S. federal income tax purposes is not $1,000 per note. We will either specify the comparable yield and the projected payment schedule in the final pricing supplement or indicate how you may contact us to obtain this information. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on a note.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing

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of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Calculation Agent:
Deutsche Bank AG, London Branch. The Calculation Agent will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. Unless otherwise provided in this term sheet, all determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us. We may appoint a different Calculation Agent from time to time after the date of this term sheet without your consent and without notifying you.

The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity (or upon early redemption) on or prior to 11:00 a.m. on the Business Day preceding each Interest Payment Date and the Maturity Date (or the applicable Redemption Date).

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity or upon earlier redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default:	Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.
Payment upon an Event of Default:
If an event of default (as defined in the accompanying prospectus supplement) occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification:
Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance:	The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.
Book-Entry Only Issuance — The Depository Trust Company:
DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis—

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Book Entry, Delivery and Form” in the accompanying prospectus supplement.
Governing Law:	The notes will be governed by and interpreted in accordance with the laws of the State of New York.
Use of Proceeds; Hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect. We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Supplemental Plan of Distribution (Conflicts Of Interest):
Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent, DBSI has agreed to purchase, and we have agreed to sell, the Principal Amount of notes set forth on the cover page.

The notes will be offered from time to time in one or more negotiated transactions at variable prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970.00 or more than $1,000.00 per $1,000 Principal Amount of notes.

DBSI will not receive a discount or commission, but will allow as a concession or reallowance to other dealers, including MS & Co., discounts and commissions of up to 3.50% or $35.00 per $1,000 Principal Amount of notes. DBSI will sell all of the notes that it purchases from us to such dealers, including MS & Co., at a price that is no less than 96.50% or $965.00 per $1,000 Principal Amount of notes.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, DBSI or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this term sheet, the accompanying

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prospectus supplement, prospectus or prospectus addendum other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this term sheet, the accompanying prospectus supplement, prospectus, prospectus addendum or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, DBSI or any dealer.

DBSI has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this term sheet and the accompanying prospectus supplement, prospectus and prospectus addendum and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for DBSI’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement:
We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

ERISA:	See “Benefit Plan Investor Considerations” starting on page PS-46 in the accompanying prospectus supplement.

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